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                                                                    Exhibit 99.1


                                                        [CITIGROUP LOGO]

For immediate release
Citigroup Inc. (NYSE symbol: C)
March 2, 2005

               Citigroup Reaches Settlement on Global Crossing
                   Class Action Litigation for $75 Million

New York, New York - Citigroup today announced it has settled class action litigation brought on behalf of purchasers of Global Crossing securities which was pending in the United States District Court for the Southern District of New York as In re Global Crossing Ltd. Securities Litigation, No. 02 Civ. 910
(GEL).

Under the terms of the settlement, Citigroup will make a payment of $75 million pre-tax, approximately $46 million after tax, to the settlement class, which consists of all investors in publicly traded securities of Global Crossing or Asia Global Crossing during the period from February 1, 1999, through and including December 8, 2003.

The plaintiffs currently contemplate allocating two-thirds of the settlement amount to investors in underwritten public offerings of Global Crossing securities and one third to other investors in Global Crossing securities; the terms of the settlement and the final plan of allocation will be subject to review by the Court. Plaintiffs' attorneys' fees will be determined by the Court and paid out of the settlement amount.

In the settlement agreement, Citigroup specifically denied any violation of law and stated that it was entering into the settlement "solely to eliminate the uncertainties, burden and expense of further protracted litigation." The settlement payment is covered by existing reserves and is part of Citigroup's effort to resolve open litigation issues promptly and fairly whenever possible.


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Media:              Leah Johnson             (212) 559-9446
                    Shannon Bell             (212) 793-6206
Investors:          Arthur Tildesley         (212) 559-2718
                    John Randel              (212) 559- 5091


Citigroup (NYSE: C), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.
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